                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           COMMERCIAL METALS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

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

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 23, 2003

     The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation, will be held in the Horchow Auditorium, Dallas Museum of Art, 1717 North Harwood, Dallas, Texas, on January 23, 2003, at 10:00 a.m., Central Standard Time. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map is included on the back cover of the attached Proxy Statement. The meeting will be held for the following purposes:

          (1) To elect three persons to serve as directors until the 2006 annual meeting of stockholders and until their successors are elected;

          (2) To consider and act upon a proposal to amend our General Employees Stock Purchase Plan to increase by 1,000,000 the maximum number of shares that may be available for issuance pursuant to the Plan and to increase the maximum number of shares that an eligible employee may elect to purchase annually from 200 shares to 400 shares;

          (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending August 31, 2003; and

          (4) To transact such other business as may properly come before the meeting or any adjournments of the meeting.

     Only stockholders of record on November 25, 2002, are entitled to notice of and to vote at the meeting or any adjournment or adjournments of the meeting.

     You are cordially invited to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                          By Order of the Board of Directors,

                                                   /s/ DAVID M. SUDBURY
                                                     DAVID M. SUDBURY
                                                Vice President, Secretary
                                                   and General Counsel

Dallas, Texas
December 11, 2002

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 23, 2003

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Commercial Metals Company for use at the annual meeting of our stockholders to be held on January 23, 2003, and at any and all adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is December 17, 2002.

     Shares represented by each proxy, if properly executed and returned to us prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of three directors, for approval of the proposal to amend our General Employees Stock Purchase Plan to increase by 1,000,000 the maximum number of shares available for issuance pursuant to the Plan and to increase the maximum number of shares that an eligible employee may elect to purchase annually from 200 shares to 400 shares, and to ratify the appointment of Deloitte & Touche LLP as independent auditors, all as recommended by our board of directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Commercial Metals Company, by subsequently executing and delivering a proxy or by voting in person at the meeting (although attending the meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

     Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder's shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend upon the voting processes of the bank or broker. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank or broker.

     Stockholders who elect to vote via the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The Internet and telephone voting facilities for stockholders of record will close at 4:00 p.m., Eastern Standard Time, on the evening before the annual meeting. Instructions for voting via telephone or the Internet are contained in the enclosed proxy card.

                         OUTSTANDING VOTING SECURITIES

     On November 25, 2002, the record date for determining stockholders entitled to vote at the annual meeting, we had outstanding 28,420,735 shares of our common stock, par value $5.00 per share, not including 3,844,431 treasury shares. Each share of our common stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote. We had no shares of preferred stock outstanding at November 25, 2002.

     The presence of a majority of our outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker. Such shares as to which authority to vote is withheld are called broker non-votes.

     The three nominees receiving the highest vote totals will be elected as directors. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors.

     All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

     Management has designated the proxies named in the accompanying form of proxy.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     On the basis of filings with the Securities and Exchange Commission and other information including adjustment for the June, 2002 stock dividend, we believe that as of the record date the following persons, including groups of persons, beneficially owned more than 5% of our outstanding common stock:

                                                              AMOUNT AND NATURE      PERCENT
NAME AND ADDRESS                                           OF BENEFICIAL OWNERSHIP   OF CLASS
----------------                                           -----------------------   --------
Moses Feldman                                                    1,565,320(1)          5.5%
  P.O. Box 931
  Doylestown, PA 18901
Dimensional Fund Advisors                                        1,935,258(2)          6.8%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------------

(1) Based on filings with the Securities and Exchange Commission, which indicate the reporting person has sole voting and dispositive power over 160,338 shares and shared voting and dispositive power over 1,404,982 shares. Includes 16,038 shares subject to options exercisable within 60 days.

(2) Based on a Schedule 13G report filed with the Securities and Exchange Commission on February 12, 2002 as adjusted for a two-for-one stock split in the form of a 100% stock dividend paid June 28, 2002 to stockholders of record on June 7, 2002.

     The following table sets forth information known to us about the beneficial ownership of our common stock as of December 4, 2002, by each director and nominee for director, the Chief Executive Officer, the other executive officers included in the Summary Compensation Table, and all current directors and executive officers as a group. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and invest the shares listed.

                                 OWNED
                               SHARES OF   OPTION SHARES    TOTAL SHARES OF       PERCENTAGE OF
                                COMMON       OF COMMON        COMMON STOCK         COMMON STOCK
NAME                             STOCK       STOCK(1)      BENEFICIALLY OWNED   BENEFICIALLY OWNED
----                           ---------   -------------   ------------------   ------------------
Feldman, Moses(2)............  1,549,282       16,038          1,565,320                5.5%
Ghormley, Hugh M. ...........    238,584      105,060            343,644                1.2%
Howell, Leo..................    113,178       30,600            143,778                  *
Loewenberg, Ralph E.(3)......          0       24,596             24,596                  *
Massaro, Anthony A. .........      2,000       24,596             26,596                  *
McClean, Murray R. ..........      2,000       24,440             26,440                  *
Neary, Robert D. ............      4,000        2,806              6,806                  *
Owen, Dorothy G. ............    376,350       24,596            400,946                1.4%
Rabin, Stanley A. ...........    370,246      215,400            585,646                2.1%
Selig, Clyde P. .............     81,954      111,042            192,996                  *
Selig, Marvin................          0       38,900             38,900                  *
Womack, Robert R. ...........      8,000       24,596             32,596                  *
All current directors and
  executive officers as a
  group (19 persons).........  3,026,562      834,558          3,861,120               13.6%

---------------

  *  Less than one percent

 (1) Represents shares subject to options exercisable within 60 days of December 4, 2002.

 (2) Moses Feldman has sole voting and dispositive power over 160,338 shares and shared voting and dispositive power over 1,404,982 shares. Includes 1,167,382 shares owned by the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman of which Moses Feldman is one of four trustees and 237,600 of 800,000 shares owned by the Feldman Family Limited Partnership of which Moses Feldman is managing partner. Excludes 1,381,282 shares owned of record by The Feldman Foundation a sec.501(c)(3) private charitable foundation, of which Moses Feldman is one of three voting trustees. Moses Feldman disclaims beneficial ownership as to all shares held by The Feldman Foundation, the Marital Trust and 562,400 shares held by the Feldman Family Limited Partnership.

 (3) Mr. Loewenberg is one of four trustees of the Marital Trust under the Trust Indenture created by the Will of Jacob Feldman which owns 1,167,382 shares. Mr. Loewenberg disclaims any beneficial interest as to such shares.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     Our restated certificate of incorporation divides the board of directors into three classes. The term of office of the Class II directors expires at this annual meeting of stockholders. The three Class III directors will serve until the 2004 annual meeting of stockholders. The terms of the three Class I directors end at the 2005 annual meeting of stockholders. Nominee Anthony A. Massaro was previously elected by the stockholders in 1999. In March 2001, the directors elected nominee Robert D. Neary to the board of directors as a Class II director. In June 2002, the directors elected nominee Clyde P. Selig to the board of directors as a Class III director. To equally divide our nine directors into three classes of three directors, Mr. Selig agreed to stand for election at this annual meeting of stockholders with the other Class II nominees. Each of the three nominees currently serves as a director and stands for election to a three-year term of office expiring at the 2006 annual meeting and until a successor is duly elected. Proxies cannot be voted for the election of more than three persons to the board of directors at the meeting.

     Each nominee has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for the person, if any, as may be designated by our board of directors. However, management has no reason to believe that any nominee will be unavailable.

     The following table sets forth information about the directors. All directors have been employed in substantially the same positions set forth in the table for at least the past five years except for Messrs. Rabin, Womack and Selig. Mr. Rabin was elected to the additional position of Chairman of Commercial Metals Company in March 1999. Mr. Womack was Chairman and Chief Executive Officer of Zurn Industries, Inc. prior to its merger in 1998 with U.S. Industries. Mr. Womack retired as Chairman and Chief Executive Officer of Zurn Industries, Inc. and Chief Executive of U.S. Industries Bath and Plumbing Products Group in January 2000. Mr. Selig was elected to the additional position of Chief Executive Officer of the CMC Steel Group in June 2002.

                                    NOMINEES

                                                                SERVED AS
                    NAME, PRINCIPAL                             DIRECTOR
                OCCUPATION AND BUSINESS                   AGE     SINCE
                -----------------------                   ---   ---------
                   CLASS II -- TERM TO EXPIRE IN 2006
Anthony A. Massaro                                        58      1999
  Chairman and Chief Executive Officer
  Lincoln Electric Holdings, Inc.
Robert D. Neary                                           69      2001
  Retired - Former Co-Chairman of
  Ernst & Young
Clyde P. Selig                                            70      2002
  Vice President, Commercial Metals Company; President
  and Chief Executive Officer,
  CMC Steel Group

                     DIRECTORS CONTINUING IN OFFICE

                   CLASS III -- TERM TO EXPIRE IN 2004

Moses Feldman                                             62      1976
  President, AeroMed, Inc.
Ralph E. Loewenberg                                       63      1971
  President, R. E. Loewenberg Capital Management
  Corporation
Stanley A. Rabin                                          64      1979
  Chairman, President and Chief Executive Officer,
  Commercial Metals Company

                                                                SERVED AS
                    NAME, PRINCIPAL                             DIRECTOR
                OCCUPATION AND BUSINESS                   AGE     SINCE
                -----------------------                   ---   ---------
                    CLASS I -- TERM TO EXPIRE IN 2005

A. Leo Howell                                             81      1977
  Vice President, Commercial Metals Company; President,
  Howell Metal Company
Dorothy G. Owen                                           67      1995
  Retired - Former Chairman of the Board, Owen Steel
  Company, Inc.; Management of Investments
Robert R. Womack                                          65      1999
  Retired - Former Chairman and Chief Executive Officer,
  Zurn Industries, Inc. and Chief Executive of U.S.
  Industries Bath and Plumbing Products Group

     Clyde P. Selig is the uncle of Jeffrey H. Selig, an executive officer. There are no other family relationships among the directors, nominees and executive officers.

     Mr. Massaro is a director of Lincoln Electric Holdings, Inc., Thomas Industries, Inc. and PNC Financial Services Group, Inc. Mr. Neary is a director of Cold Metal Products, Inc., Strategic Distribution, Inc. and is Chairman of the Board of Trustees of Armada Funds. Mr. Womack is a director of Covanta Energy, Inc., Precision Partners, Inc. and U.S. Industries, Inc.

           ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     Audit Committee. The board of directors has a standing audit committee which performs the activities more fully described in the Audit Committee Report on page 17. The members of the audit committee during fiscal year 2002 were Messrs. Womack (Chairman), Feldman, and Neary and Ms. Owen. During the fiscal year ended August 31, 2002, the audit committee met nine times.

     Compensation Committee. The board of directors has a standing compensation committee that provides recommendations to the board of directors regarding compensation for executive officers including issuance of stock options. During 2002 the compensation committee consisted of Messrs. Loewenberg (Chairman), Feldman, Neary and Massaro. The compensation committee met three times during the fiscal year ended August 31, 2002, to establish salaries and bonuses for executive officers, to review compensation policies and approve the issuance of stock options.

     Executive, Nominating and Corporate Governance Committee. The executive, nominating and corporate governance committee consists of Messrs. Massaro (Chairman), Feldman, Loewenberg, Neary, and Womack and Ms. Owen. The committee met three times during the fiscal year ended August 31, 2002, to consider board structure, corporate governance matters, candidates for directors, executive officer succession and our business strategy. The committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the names, biographical data and qualifications of such persons are submitted in writing in a timely manner to the Secretary of Commercial Metals Company.

     During the fiscal year ended August 31, 2002, the entire board of directors met eight times, of which six were regularly scheduled meetings and two were special meetings. All directors attended at least seventy-five percent or more of the meetings of the board of directors and of the committees of the board of directors on which they served.

     Compensation of Non-employee Directors. None of our employees receive additional compensation for serving as a director. Messrs. Feldman, Loewenberg, Massaro, Neary, and Womack and Ms. Owen were paid an annual retainer fee of $27,000 per year and $1,200 for each board meeting or $600 for each committee meeting they attended during the 2002 fiscal year. Chairmen of the audit, compensation and executive, nominating and corporate governance committees receive an additional payment of $1,500 per year. We also reimburse the directors for expenses in connection with their attendance at the board and committee meetings.

     The Non-Employee Director Stock Option Plan approved at the 2000 Annual Meeting of Stockholders provides that each non-employee director receive on the date of each annual meeting of stockholders an option to acquire, as adjusted for our June, 2002, two-for-one stock dividend, 3,000 shares. Directors elected to fill vacancies between annual meetings receive a grant for a pro rata amount based on their period of service before the next annual meeting. Each non-employee director received on January 24, 2002, an option to acquire, after adjustment for our June, 2002, two-for-one stock dividend, 3,000 shares of common stock at $18.0475. In addition, each non-employee director may make an irrevocable election prior to January 1 of each year, to accept an additional option grant in lieu of all or part of the annual cash retainer to be paid for that year. The number of shares subject to option as a result of this election will be determined by dividing the amount of the annual retainer by the Black-Scholes value for one share as of the grant date. The grant date shall be the date of the annual meeting of stockholders following the calendar year covered by the election. Messrs. Loewenberg, Massaro and Womack and Ms. Owen each received an option to acquire 8,538 shares of common stock at $18.0475 on January 24, 2002 in lieu of receipt of the annual cash retainer for calendar year 2001. Messrs. Loewenberg and Massaro and Ms. Owen have elected to accept an option for a number of shares to be determined and granted January 23, 2003, in lieu of their retainer fee for the calendar year 2002.

     The exercise price for all options granted non-employee directors shall be the fair market value on the day of grant. One-half of the number of the shares covered by each 3,000 share option vests on the first anniversary of the date of grant with the remaining one-half vesting on the second anniversary or immediately upon a change in control. All options received as a result of a non-employee director's election to receive an option in lieu of the cash retainer are fully vested on the date of grant. All non-employee director options terminate on the earliest of (i) the seventh anniversary of the date of grant; (ii) one year after termination of service by reason of death or disability; (iii) two years after termination of service by reason of retirement after age sixty-two; or (iv) thirty days following termination of service for any other reason. These options are "non-qualified" options under sec.422A of the Internal Revenue Code.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no Form 5's were required from reporting persons, we believe that all such reports were submitted on a timely basis during the year ended August 31, 2002.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation paid during each of the last three fiscal years to the Chief Executive Officer and the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL             LONG-TERM
                                                   COMPENSATION        COMPENSATION
                                                 -----------------   -----------------
                                        FISCAL   SALARY     BONUS     AWARDS OF STOCK        ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR      ($)       ($)     OPTION/SARS(#)(1)   COMPENSATION($)(2)
--------------------------------------  ------   -------   -------   -----------------   ------------------
Stanley A. Rabin......................   2002    475,000   350,000        38,000               87,941
  Chairman, President and                2001    475,000   295,000        38,000               39,087
  Chief Executive Officer                2000    430,000   650,000        28,000               95,679
Marvin Selig(3).......................   2002    390,000   225,000             0               81,049
  CMC Steel Group -                      2001    390,000   250,000             0               37,547
  Chairman and Chief Executive Officer   2000    380,000   500,000        22,000               79,886
A. Leo Howell.........................   2002    340,000   240,000             0               63,236
  Vice President; President -            2001    340,000   350,000             0               39,659
  Howell Metal Company                   2000    330,000   610,000        17,000               82,807
Clyde P. Selig........................   2002    320,000   235,000             0               69,335
  Vice President; CMC Steel Group -      2001    320,000   241,000             0               28,929
  President and Chief Operating
  Officer                                2000    312,100   347,000        15,800               59,158
Hugh M. Ghormley......................   2002    315,000   150,000             0               27,148
  Vice President; CMC Steel Group -      2001    315,000   200,000             0               31,598
  President - Fabrication Plants         2000    308,100   314,000        16,200               56,081
Murray R. McClean.....................   2002    310,000   295,000        13,720               45,622
  Vice President; Marketing and          2001    310,000   110,000        14,880               24,560
  Distribution Segment - President       2000    300,000   290,000        10,000               11,933

---------------

(1) These awards were granted under our 1996 Long-Term Incentive Plan. The exercise price is the fair market value of such share on the date granted. Although our 1996 Long-Term Incentive Plan provides for the granting of stock appreciation rights, performance awards and incentive stock options qualified under sec.422A of the Internal Revenue Code, none have been made and each of the awards shown represent stock options which do not qualify under sec.422A. The options are exercisable one half at one year from grant date and the second half two years from grant date and expire seven years from grant date. All options may vest earlier upon a change in control as defined in the plan.

(2) The compensation reported represents contributions to and forfeitures allocated to the account of the recipient under the Commercial Metals Companies Profit Sharing and 401(k) Plan or, in the case of Marvin Selig and Clyde P. Selig, the Structural Metals, Inc. Profit Sharing and 401(k) Plan and contributions to the account of the recipient pursuant to the Benefit Restoration Plan, a non-qualified plan for certain executives. All of the amounts reported are fully vested in the recipient. The compensation for the named executive officers for fiscal year 2002 include a credit to the account of each under the Benefit Restoration Plan in the following amounts:
    Mr. Rabin - $78,160; Mr. Marvin Selig - $71,087; Mr. Howell - $53,455; Mr.
    Clyde P. Selig - $59,374; Mr. Ghormley - $17,368 and Mr. McClean - $38,391.

(3) Mr. Marvin Selig resigned as a director and Chairman and Chief Executive Officer of the CMC Steel Group in June 2002 and retired from employment effective September 1, 2002. We paid Mr. Selig $1,145,835 on September 12, 2002, representing a non-qualified retirement benefit that we owed him.

     The following table provides information on options granted Stanley A. Rabin and Murray R. McClean in fiscal year 2002. There were no option grants to the other executive officers included in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                               VALUE AT
                                                                                         ASSUMED ANNUAL RATES
                                 NUMBER OF      % OF TOTAL                                  OF STOCK PRICE
                                SECURITIES     OPTIONS/SARS                                APPRECIATION FOR
                                UNDERLYING      GRANTED TO    EXERCISE OR                  OPTION TERM($)(3)
                               OPTIONS/SARS    EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
NAME                           GRANTED(#)(1)   FISCAL YEAR     ($/SH)(2)       DATE         5%          10%
----                           -------------   ------------   -----------   ----------   ---------   ---------
Stanley A. Rabin.............     38,000           5.0           17.165       2/4/09     $265,539    $618,819
Murray R. McClean............     13,720           1.8           17.165       2/4/09     $ 95,874    $223,426

Potential Future Commercial Metals Company Stock Price................................   $  24.15    $  33.45

---------------

(1) These options become exercisable in two equal installments, one-half February 4, 2003, and one-half February 4, 2004 or earlier upon a change of control as defined in our 1996 Long-Term Incentive Plan.

(2) The exercise price is the fair market value (mean of high and low sales price) on the date of grant.

(3) The dollar amounts in the last two columns are the result of calculations at the 5% or 10% compound annual rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock.

     The following table provides information concerning the exercise of options during fiscal year 2002 and unexercised options held as of August 31, 2002, for the executive officers included in the Summary Compensation Table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                               UNEXERCISED                  IN-THE-MONEY
                                                              OPTIONS/SARS                 OPTIONS/SARS AT
                             SHARES                          AT FY-END(#)(1)               FY-END($)(1)(2)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                       EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   -----------   -----------   -------------   -----------   -------------
Stanley A. Rabin.........     64,000       693,600       215,400        87,000       $1,198,633      $395,395
Marvin Selig.............    135,114       770,754        38,900             0          160,007             0
A. Leo Howell............     66,750       557,899        30,600             0          126,030             0
Clyde P. Selig...........     44,684       463,903       111,042             0          593,166             0
Hugh M. Ghormley.........          0             0       105,060             0          558,588             0
Murray R. McClean........     35,000       210,909        24,440        21,160          125,949        85,794

---------------

(1) Amounts set forth in the table reflect the number and value of shares and options only because we have not awarded stock appreciation rights (SARs).

(2) The amounts shown represent the difference between the market value of our common stock on August 31, 2002, of $19.32, and the exercise price of such options.

        EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     We entered into an Employment and Consulting Agreement with Marvin Selig on June 7, 2002 pursuant to his resignation from his positions as a director and officer of Commercial Metals Company and our subsidiaries as of June 7, 2002 and his retirement effective September 1, 2002. The agreement expires December 31, 2004, unless terminated earlier. Mr. Selig agreed that during the term of the agreement and for two years thereafter, he will not, without the consent of our board of directors, participate in any business that is competitive with our business. From September 1, 2002 through December 31, 2004, we have agreed to pay Mr. Selig $20,833.34 per month for his consulting services. We may terminate Mr. Selig's consulting services for cause as provided in the agreement. We paid Mr. Selig $1,145,835 on September 12, 2002, representing a non-qualified retirement benefit that we owed him. In addition, pursuant to the terms of the agreement, we conveyed title to a car to Mr. Selig and we have agreed to provide him with secretarial support.

     We entered into an employment agreement with Murray R. McClean on September 1, 1999. Mr. McClean is employed as a Vice President of Commercial Metals Company and as President of the marketing and distribution segment. The initial term of the employment agreement expired August 31, 2002, but the agreement automatically extends for three consecutive one-year terms, beginning September 1, 2002, unless either party terminates the agreement. Mr. McClean's minimum base salary is $300,000 per year. He is also eligible to earn a discretionary annual bonus. Mr. McClean is eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. If we terminate Mr. McClean's employment for cause, or for nonperformance due to disability, or if Mr. McClean terminates his own employment, then we have no further payment obligations. If we terminate Mr. McClean's employment without cause, then we must pay his base salary for a period of 12 months. Mr. McClean has agreed that during the term of his employment and for two years after his termination, he will not participate in any business that is competitive with our business.

                              RETIREMENT BENEFITS

     Substantially all of our employees and our domestic subsidiaries participate in one of three profit sharing and 401(k) plans, all defined contribution plans. We have no defined benefit pension plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee of our board of directors are Messrs. Loewenberg, Feldman, Massaro and Neary. None of the members of the compensation committee was at any time during fiscal year 2002, or at any other time, an officer or employee of Commercial Metals Company. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the compensation committee concerning compensation policies applicable to our fourteen executive officers and the basis for Mr. Rabin's compensation as Chief Executive Officer, for fiscal year ended August 31, 2002. The compensation committee is comprised of non-employee directors, Messrs. Loewenberg (Chairman), Feldman, Massaro and Neary.

OBJECTIVES AND STRATEGY

     During fiscal year 2001 the committee engaged a compensation consultant to review and make recommendations with regard to existing and new compensation policies. Based on that review we implemented changes to certain compensation policies effective in fiscal year 2002. The committee approved two new cash incentive plans, the Key Employee Annual Incentive Plan and the Key Employee Long-Term Performance Plan. All of our executive officers, with the exception of two executive officers, and certain other key employees participate in both plans. Two executive officers only participate in the Key Employee Long-Term Performance Plan. These two executive officers also received a discretionary bonus in fiscal year 2002 approved by the compensation committee and are eligible to receive a discretionary bonus in fiscal year 2003.

     The objectives of our annual incentive plan include:

     - payment for short-term results which encourages longer term value creation by achieving annual business and financial performance targets;

     - directly linking compensation to consolidated financial results;

     - maintaining an entrepreneurial culture among management by linking compensation to results in defined areas of responsibility;

     - communicating expectations, results and incentive payouts;

     - paying competitive or above market total cash compensation for high performance; and

     - funding incentive payouts from financial results while maintaining acceptable stockholder returns.

The plan provides for target award opportunities expressed as a percentage of base salary with threshold and superior award levels. The plan establishes a maximum limitation as a percentage of operating profit on all annual bonuses. The plan's primary performance measure is operating profit defined as FIFO operating profit before taxes but after interest expense. The plan provides for the participant's award opportunity to be determined based on corporate, business unit and individual performance. For instance, the chief executive officer's annual award is based entirely on our consolidated performance, and the annual award of each president of our segments is a pro rata performance award based on that segment's performance and our consolidated performance.

     The objectives of our long-term performance plan include:

     - linking compensation to factors that create long-term financial success;

     - providing greater long-term orientation and competitiveness in total compensation by establishing a performance based component in addition to our existing stock option incentives;

     - providing a balance to short-term incentives in the decision making process;

     - encouraging management to promote our overall interest by linking performance to company-wide financial results;

     - remaining competitive with respect to compensation in attracting and retaining superior talent; and

     - funding cash payments through improved business results.

The plan provides cash payments contingent on the attainment of multi-year performance goals. At the beginning of the performance period, the committee establishes goals and measures results over a three-year period. The committee establishes target award opportunities as a percentage of base salary for each participant. The awards may be paid if we achieve the targeted performance at the end of the performance period. Threshold and maximum award levels are also established. The plan's primary performance measure is growth in earnings before interest, taxes, depreciation and amortization, which we call EBITDA. The committee establishes achievement levels at the beginning of each performance period using our historical EBITDA as a base line. We measure growth in EBITDA against our highest EBITDA amount prior to the commencement of the three-year measurement period. Participants earn awards only if we exceed the previous record EBITDA. Since the plan uses overall corporate financial performance to determine award levels, we do not consider segment results.

     The committee believes the adoption of these plans supports our long-standing practice of basing a significant portion of total compensation for key executives as risk contingent upon financial results. This strategy continues our philosophy of having competitive base salaries, and providing an opportunity for above-average annual cash bonuses with attainable long-term equity incentive expectations. In addition, the committee has continued to award stock option grants to executive officers at levels which have been considered below those of comparable companies. The committee believes this strategy is consistent with the highly cyclical nature of our business which is characterized by wide periodic swings in steel and metal prices.

     In evaluating compensation matters, the committee reviews information prepared or compiled by our employees, confers with independent executive compensation consultants as appropriate and makes decisions based on the business experience of each committee member.

CASH COMPENSATION

     Base Salary. During fiscal year 2002 the base salaries of eight executive officers remained at the same level as fiscal year 2001. Two executive officers received increases consistent with our guidelines for 2002 salary adjustments. Three newly elected executive officers received substantial base salary increases to compensate for their additional responsibilities. The committee believes the base salary of each executive officer reflects his or her individual contribution, is within the salary range for similar positions in companies of comparable size and complexity, and is aligned with our total compensation strategy.

     Annual Incentive Bonus. The committee approved cash bonus payments for each executive officer in 2002 based upon the committee's evaluation of individual contribution, the respective segment performance and our overall consolidated financial results for 2002. Net earnings increased 70% over the prior year with earnings per share increasing 59%. While fiscal year 2002 represented a significant improvement, fiscal year 2001 results were significantly below expectations and the committee determined that cash bonus levels for 2002 should be established at levels generally consistent with the annual incentive plan but below the increase in profitability. As a result, the aggregate bonus we paid to the fourteen executive officers for their 2002 performance increased $316,500 or approximately 14% compared to 2001 levels. The committee believes these bonus payments are consistent with the evaluation of our overall financial results and the intent of our annual incentive plan.

LONG-TERM COMPENSATION

     Equity-Based. We issued stock option grants to nine of the fourteen executive officers during fiscal year 2002 and to 232 other employees. The number of shares subject to grants awarded to executive officers during the fiscal year 2002 was 119,450, approximately 16% of the shares awarded to all employees for option grants during the fiscal year 2002. We made these periodic grants based on an evaluation of each executive's responsibilities and ability to influence long-term growth and profitability. The committee believes equity based incentives align stockholder interest with compensation levels. The committee intends to continue issuing periodic stock option grants, usually each year, when it is appropriate, subject to stockholder approval required to increase the number of shares available for issuance.

     Long-Term Incentive Plan. No awards were earned during fiscal year 2002 under the long-term incentive plan because performance measures established under the plan were not met. The committee will continue to monitor the appropriateness of the performance measures adopted under the plan. The committee considers high, yet attainable, results over a three-year period to be a significant factor in executive officer compensation strategy.

     Retirement Benefits. We have no defined benefit pension plans. The only long-term compensation retirement plans we have for our employees in the United States are the defined contribution profit sharing and 401(k) plans. As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, including executive officers, our board of directors in 1996 approved the Benefit Restoration Plan. The Benefit Restoration Plan is a non-qualified plan for certain executives subject to reduced benefits. Following each year-end we contribute to a trust created under the Benefit Restoration Plan an amount equal to the additional contribution which the participant would have received under the profit sharing and 401(k) plan had the executive's benefit not been reduced. The payments we make to the Benefit Restoration Plan for the benefit of participants, including executive officers, vest under the same terms and conditions as the relevant profit sharing and 401(k) plan. The committee believes these payments are an important element in our long-term compensation program because they restore a reasonable level of retirement benefits for executive officers and other key employees. The committee has previously authorized the additional non-qualified retirement benefit for Marvin Selig which we paid following his retirement as described on page 9.

CEO COMPENSATION

     The committee annually sets Mr. Rabin's salary based on similar positions in comparable companies. Mr. Rabin's annual bonus is based on the same factors considered for other members of the executive officer group as described under the annual incentive plan and is tied to our overall performance with no weighting for individual segment performance. Mr. Rabin's salary for fiscal year 2002 remained at $475,000, his base salary for 2001. Mr. Rabin's cash bonus for fiscal year 2002 was set at $350,000, an increase of $55,000, or 19% above the prior year cash bonus amount. As a result, his overall compensation increased 7%. The annual incentive cash bonus paid to Mr. Rabin reflected the committee's determination that as Chief Executive Officer his performance was superior in the achievement of our strategy and objectives despite continuing difficult market conditions in most metals related businesses. In addition, the committee believes Mr. Rabin's bonus is consistent with the intent of our annual incentive plan. The committee determined that Mr. Rabin's salary for fiscal year 2003 should be increased to $525,000. Mr. Rabin received a stock option grant for 38,000 shares during fiscal year 2002, identical to his last option grant in 2001 after adjustment for the June, 2002 stock dividend.

CONCLUSION

     The committee believes that current total compensation arrangements are reasonable, competitive, consistent with the compensation philosophy and plans described above and reflect our financial results. The committee will continue to monitor the federal tax treatment to us and to our executive officers of various payments and benefits and in particular the limitations on deductibility of compensation payments to certain officers under Section 162(m) of the Internal Revenue Code. To date, this limitation has not had a significant impact on the deductibility of compensation we have paid. The committee has not recommended that the annual incentive plan or long-term incentive plan be submitted to stockholders for approval due, in part, to the fact that we have incurred no significant loss of tax deductions for compensation to our executive officers. The committee will continue to monitor the impact of this restriction and may in certain circumstances limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. The committee shall continue to administer compensation programs for executive officers, evaluate recommendations for establishment of performance measures under existing plans and consider new compensation policies when appropriate.

                                          COMPENSATION COMMITTEE
                                            Ralph E. Loewenberg (Chairman)
                                            Moses Feldman
                                            Anthony A. Massaro
                                            Robert D. Neary

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Commencing in July 2000, pursuant to the terms of Murray R. McClean's employment agreement, we made three loans evidenced by three notes to Mr. McClean, President of our marketing and distribution segment. The purpose of the loans was to assist with Mr. McClean's expenses, including the purchase of a home, in connection with his relocation from Australia to our headquarters in Dallas. The largest aggregate amount of Mr. McClean's indebtedness during fiscal year 2002 was $715,000. Two unsecured notes in the original aggregate principal amount of $330,000 bear interest at a variable rate fixed annually each September 1 equal to U.S. Treasury Securities adjusted to a constant maturity of one year for the preceding month of July plus one percent. As of September 1, 2001, the applicable rate on the unpaid balance of $330,000 on these two notes was 4.62%. As of September 1, 2002, the interest rate was 2.96%. The third note in the original principal amount of $385,000 is secured by a second lien on a residence purchased by Mr. McClean and does not bear interest.

     During fiscal year 2002, Mr. McClean made principal payments of $86,889.64 and interest payments of $25,725.34 on these notes. On October 10, 2002, Mr. McClean made an additional principal payment of $133,110.35 and an additional interest payment of $14,606.19. On November 18, 2002 Mr. McClean paid in full the remaining unpaid balance owed on the note secured by a second lien on his residence. As of December 5, 2002, the aggregate unpaid principal amount of the two outstanding notes was $264,000.

     We have historically made charitable contributions of a portion of consolidated earnings, to various charitable entities, including the Feldman Foundation, a private charitable foundation exempt from federal income tax under Internal Revenue Code sec.501(c)(3). The Feldman Foundation is the record and beneficial owner of 1,381,282 shares of our common stock. Director Moses Feldman and brothers, Robert L. Feldman and Dr. Daniel E. Feldman, are trustees of the Feldman Foundation. During 2002 we established a policy discontinuing future charitable contributions to the Feldman Foundation.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return of our common stock during the five year period beginning August 31, 1997, and ending August 31, 2002, with the Standard & Poor's 500 Composite Stock Price Index also known as the "S&P 500" and the Standard & Poor's Steel Industry Group Index also known as the "S&P Steel Group." Each index assumes $100 invested at the close of trading August 31, 1997, and reinvestment of dividends.

                              (Performance Graph)

                                                Cumulative Total Return
-------------------------------------------------------------------------------------------
                              1997       1998       1999       2000       2001       2002
-------------------------------------------------------------------------------------------
 Commercial Metals
  Company                    $100.00    $80.55     $103.38    $95.97     $110.09    $134.67
 S&P 500                     $100.00    $108.09    $151.14    $175.81    $132.93    $108.84
 S&P Steel                   $100.00    $61.60     $77.57     $54.37     $64.17     $ 58.36

                                  PROPOSAL II

        PROPOSED AMENDMENT TO THE GENERAL EMPLOYEES STOCK PURCHASE PLAN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     Our board of directors believes that investment by employees in our common stock through the General Employees Stock Purchase Plan, or the Plan, has in the past and will continue in the future to emphasize the mutuality of interests that exists between our employees and our stockholders. We believe that the Plan creates incentive, promotes employee morale and helps to attract and retain desirable personnel. Our board of directors has concluded that it is in the best interests of stockholders to continue to stimulate employee savings and investment through the Plan. Our board of directors recommends the adoption of an amendment that will authorize the reservation of an additional 1,000,000 shares of our common stock for sale to our employees pursuant to the Plan and the increase in the maximum number of shares of our common stock that an employee may elect to purchase annually from 200 shares to 400 shares.

     When the Plan was adopted in 1968, 40,000 shares of our common stock were reserved for issuance thereunder. In 1973, 1976, 1980, 1988, 1993 and 1998, our stockholders approved amendments, respectively, to increase the number of shares available by 35,000, 50,000, 125,000, 300,000, 500,000 and 500,000. The number of shares authorized under the Plan has also increased as a result of the application of the anti-dilution provisions of the Plan and the thirteen stock dividends we have paid since inception of the Plan. During calendar year 2001, 1,281 employees completed purchases of 257,260 shares of which all but 600 were issued in January, 2002. As of November 30, 2002, subscriptions were outstanding to purchase an additional 233,920 shares during 2002. If all of these outstanding subscriptions are completed and none are canceled, only 379,406 shares will remain reserved under the Plan for future purchase by employees. The adoption of the amendment reserving an additional 1,000,000 shares will bring the total shares available under the Plan for sales to employees in the future to 1,379,606.

     All terms and conditions of the Plan, which are summarized below, will remain unchanged with the exception of the number of shares of common stock an eligible employee may elect to purchase.

     Eligibility and Purchase Price. Each employee with at least one year's continuous service with us, or a subsidiary or predecessor of us, on January 1 of each year is eligible to participate. Officers may participate only with approval of our board of directors or designated committee. The compensation committee of the board functions as the Plan Committee. Approximately 5,000 employees are estimated to be eligible to participate in the Plan. Eligible employees may continue to participate during each succeeding year. Each eligible employee in December of each year may elect to purchase, within the limits to be prescribed each year by the Plan Committee, 10 to 200 shares of our common stock at 50% to 90% of market value. Market value is the average of the mean of the highest and lowest prices of one share of our common stock on the New York Stock Exchange -- Consolidated Tape, or such other reporting services as the Plan Committee may select, for each of the first ten days in December during which the New York Stock Exchange is open for business. In the absence of reported sales on any day the most recent previous day for which sales were reported shall be used in calculating the ten day average. During the past several years, including 2001 and 2002, the percentage of the purchase price paid by employees was established by the Plan Committee at 75%.

     Contributions. Each participating employee pays his or her contribution by substantially equal payroll deductions over a period of one year beginning with the employee's first payroll period after January 1 of each year. Our employees are not given periodic reports on the status of their accounts; however, employees may obtain information as to the amount and status of their accounts at any time upon written request to their payroll department or the Secretary of Commercial Metals Company. Upon completion of the employee's deductions or payments, we contribute from current net income or accumulated earned surplus the remaining percentage of the purchase price of such shares. Within 30 days after full payment therefor, a certificate for the shares purchased is delivered to the participating employee.

     Withdrawal, Cancellation and Termination. Until final payment, the employee, at his option, may cancel his purchase and we refund his entire contribution to date without interest. In the event that an employee fails to pay an installment not previously deducted from his gross pay within 10 days after its due date without making other arrangements satisfactory to us for discharging his indebtedness, such action is deemed equivalent to a notice of cancellation, and we refund his entire contribution. Should the employee leave his employment for any reason other than retirement or death prior to completing payment for the shares, we refund his entire contribution. In the event of retirement or death of the employee prior to completing payment for the shares, the employee or his estate, as the case may be, within the 90 days following such retirement or death, may elect (a) to receive in cash the employee's entire contribution, (b) to receive a certificate for such number of full shares as the contribution will purchase at the subscription price, or (c) by payment of the balance due to receive a certificate for the full number of shares which the employee was entitled to purchase under the subscription.

     General. No employee may sell, assign, transfer, pledge or otherwise dispose of or encumber his right to participate in the Plan or his interest in any share to be issued upon payment of the amount due. No employee has rights as a stockholder until payment for the shares has been completed and a certificate has been issued.

     We will continue the Plan until all of our shares of common stock reserved for the purposes of the Plan have been subscribed for and sold. However, we reserve the right to amend, modify, suspend, revoke or terminate the Plan or any part thereof at any time, provided that no such action may increase the maximum number of shares which may be sold pursuant to the Plan; change the manner of determining the sales price; or, without the written consent of the employee, materially or adversely affect the rights of any employee under any effective purchase application.

     In the event of stock splits, stock dividends, redemptions and other similar changes in our capitalization, appropriate adjustments reflecting such action are made in the number and price of shares covered by the Plan and by outstanding purchase agreements.

     We contribute the proceeds we receive from the sale of shares to employees under the Plan to our working capital and use the proceeds for general corporate purposes.

     Market Value of the Securities. The market value of our common stock is $16.49 per share, based on the closing price of our common stock on the New York Stock Exchange on December 5, 2002.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of our common stock present or represented at the meeting is required to adopt the amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information as of August 31, 2002, with respect to compensation plans under which shares of our common stock may be issued.

                                                                                     NUMBER OF SECURITIES
                                                                                    REMAINING AVAILABLE FOR
                                     NUMBER OF SECURITIES                            FUTURE ISSUANCE UNDER
                                         TO BE ISSUED         WEIGHTED-AVERAGE     EQUITY COMPENSATION PLANS
                                       UPON EXERCISE OF      EXERCISE PRICE OF       (EXCLUDING SECURITIES
                                     OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,    REFLECTED IN THE FIRST
PLAN CATEGORY                        WARRANTS AND RIGHTS    WARRANTS AND RIGHTS             COLUMN)
-------------                        --------------------   --------------------   -------------------------
Equity compensation plans approved
  by security holders..............       3,528,515           $         14.30              2,305,184
Equity compensation plans not
  approved by security holders.....             -0-            Not applicable                    -0-
Total..............................       3,528,515           $         14.30              2,305,184

                             AUDIT COMMITTEE REPORT

     For many years we have had a standing audit committee of our board of directors. Our board of directors annually selects the members of the committee. Four non-employee directors, Messrs. Womack (Chairman), Feldman and Neary and Ms. Owen are presently members of the committee. Each member of the committee is qualified to serve. The committee satisfies all applicable financial literacy requirements and each member is independent as "independence" is currently defined by the applicable listing standards of the New York Stock Exchange. Furthermore, we believe that each member will be considered "independent" based on proposed changes to the New York Stock Exchange requirements regarding independence.

     The Audit Committee Charter sets forth the duties and responsibilities of the committee. A copy of the Charter which our board of directors adopted on March 17, 2000 was attached as Appendix "A" to the proxy statement dated December 11, 2000 for the Annual Meeting of Stockholders held January 25, 2001. The committee is evaluating the charter in light of new laws, recent regulations and proposed changes to New York Stock Exchange listing requirements. Appropriate changes to the Charter will be considered during fiscal year 2003. During the fiscal year ended August 31, 2002, the committee met nine times. The committee among other activities, recommends to our board of directors whether the audited financial statements should be included in our Annual Report on Form 10-K, recommends the selection of the independent auditors, reviews quarterly financial statements with management and independent auditors and reviews with internal audit staff and independent auditors our financial controls and procedures.

     The committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2002, with management and with the independent auditors. Those discussions included the matters required to be disclosed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The committee has received the written disclosures and letter from the independent accountants as required by Independence Standards Board Standard No. 1 concerning independence discussions with audit committees. The committee has discussed with the independent accountants their independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining their independence. Based on the committee's discussion and review with management and the independent auditors, the committee recommended to our board of directors that the audited financial statements for the fiscal year ended August 31, 2002, be included in our Annual Report on Form 10-K as filed November 26, 2002 with the Securities and Exchange Commission.

                                        AUDIT COMMITTEE
                                          Robert R. Womack, Chairman
                                          Moses Feldman
                                          Robert D. Neary
                                          Dorothy G. Owen

                                  PROPOSAL III

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     Our board of directors has appointed Deloitte & Touche LLP as the independent auditors for the fiscal year ending August 31, 2003, subject to stockholder ratification. Deloitte & Touche LLP or its predecessors have conducted the audits of our financial statements for over forty years. Fees billed by Deloitte & Touche LLP to us for services during the fiscal year ended August 31, 2002 were:

     Audit Fees. Deloitte & Touche LLP billed us an aggregate of $768,075 for professional services rendered in connection with the audit of our fiscal year 2002 annual financial statements and review of our quarterly statements during fiscal year 2002.

     Financial Information Systems Design and Implementation Fees. Deloitte & Touche LLP billed us an aggregate of $55,033 for information technology services during fiscal year 2002.

     All Other Fees. Deloitte & Touche LLP billed us an aggregate of $66,786 for all other services during fiscal year 2002.

     Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The board of directors requests that stockholders ratify the appointment of Deloitte & Touche LLP as independent auditors to conduct the 2003 audit of our financial statements.

                                    GENERAL

     The annual report to stockholders covering fiscal year 2002 has been mailed to stockholders with this mailing or previously. The annual report does not form any part of the material for the solicitation of proxies.

     Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the 2004 annual meeting must be received by us at our principal executive offices no later than August 11, 2003.

     We will bear the expense of solicitation of proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone or facsimile. We will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and will, upon request, reimburse such persons for their reasonable expenses.

                                 OTHER BUSINESS

     Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

                                            By Order of the Board of
                                            Directors,

                                            /s/ DAVID M. SUDBURY
                                                 DAVID M. SUDBURY
                                             Vice President, Secretary
                                                and General Counsel

December 11, 2002

[Map for Annual Meeting]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED                  PLEASE MARK
SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.                          YOUR VOTES AS
                                                                                                                 INDICATED IN   [X]
                                                                                                                 THIS EXAMPLE



1. ELECTION OF DIRECTORS                      2. AMENDMENT TO THE GENERAL EMPLOYEES STOCK PURCHASE PLAN TO   FOR   AGAINST   ABSTAIN
                                                 INCREASE BY 1,000,000 THE NUMBER OF SHARES AVAILABLE FOR    [ ]     [ ]       [ ]
FOR all nominees         WITHHOLD                ISSUANCE PURSUANT TO THE PLAN AND TO INCREASE THE MAXIMUM
listed except as         AUTHORITY               NUMBER OF SHARES THAT AN ELIGIBLE EMPLOYEE MAY ELECT TO
 marked to the        to vote for all            PURCHASE ANNUALLY FROM 200 TO 400 SHARES.
   contrary           nominees listed
                                              3. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS     FOR   AGAINST   ABSTAIN
     [ ]                   [ ]                   INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING             [ ]     [ ]       [ ]
                                                 AUGUST 31, 2003.

NOMINEES: 01 ANTHONY A. MASSARO,              4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
02 ROBERT D. NEARY, 03 CLYDE P. SELIG            AS MAY PROPERLY COME BEFORE THE MEETING.

INSTRUCTION: To withhold authority to vote
for any individual nominee, write that
nominee's name in the space provided below.
                                                                                                               I PLAN TO ATTEND
-------------------------------------------                                                                    THE MEETING.    [ ]



                                                                     Dated:
                                                                           -------------------------------------------------------

                                                                     -------------------------------------------------------------
                                                                                               Signature

                                                                     -------------------------------------------------------------
                                                                                   Secured Signature if held Jointly

                                                                     When shares are held by joint tenants, both should sign.
                                                                     When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a
                                                                     corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

                                                                                PLEASE MARK, DATE AND RETURN PROXY CARD
                                                                                 PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o



                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

       INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 4PM EASTERN TIME
                 THE BUSINESS DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
    IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

              INTERNET                                    TELEPHONE                               MAIL
     http://www.eproxy.com/cmc                          1-800-435-6710
Use the Internet to vote your proxy.         Use any touch-tone telephone to               Mark, sign and date
Have your proxy card in hand when            vote your proxy. Have your proxy                your proxy card
you access the web site. You will be   OR    card in hand when you call. You will   OR            and
prompted to enter your control               be prompted to enter your control              return it in the
number, located in the box below, to         number, located in the box below,            enclosed postage-paid
create and submit an electronic              and then follow the directions                    envelope.
ballot.                                      given.

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

PROXY
                            COMMERCIAL METALS COMPANY
                              7800 STEMMONS FREEWAY
                               DALLAS, TEXAS 75247

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder(s) of Commercial Metals Company hereby appoint(s) A. Leo Howell, Stanley A. Rabin and David M. Sudbury, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2003 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 23, 2003 at 10:00 a.m., Central Standard Time in the Horchow Auditorium, Dallas Museum of Art, 1717 N. Harwood, Dallas, Texas, and any adjournment, continuation, or postponement of the meeting, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies previously executed by the undersigned for the meeting.

All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.

              PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

                   YOU CAN NOW ACCESS YOUR CMC ACCOUNT ONLINE.

Access your CMC shareholder account online via Investor ServiceDirect(R) (ISD).

Mellon Investor Services LLC, agent for Commercial Metals Company, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

       o View account status             o View payment history for dividends

       o View certificate history        o Make address changes

       o View book-entry information     o Obtain a duplicate 1099 tax form

                                         o Establish/change your PIN

              VISIT US ON THE WEB AT http://www.melloninvestor.com
                 AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN              STEP 2: LOG IN FOR ACCOUNT ACCESS         STEP 3: ACCOUNT STATUS SCREEN

You must first establish a Personal Identification      You are now ready to log in. To access    You are now ready to access your
Number (PIN) online by following the directions         your account please enter your:           account information. Click on the
provided in the upper right portion of the web                                                    appropriate button to view or
screen as follows. You will also need your Social       o SSN                                     initiate transactions.
Security Number (SSN) available to establish a PIN.
                                                        o PIN                                     o Certificate History
INVESTOR SERVICEDIRECT(R) IS CURRENTLY ONLY AVAILABLE
FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.             o Then click on the Submit button         o Book-Entry Information

o SSN                                                   If you have more than one account,        o Issue Certificate
                                                        you will now be asked to select the
o PIN                                                   appropriate account.                      o Payment History

o Then click on the Establish PIN button                                                          o Address Change

Please be sure to remember your PIN, or maintain                                                  o Duplicate 1099
it in a secure place for future reference.

              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME